UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM SD

Specialized Disclosure Report

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NEVRO CORP.

(Exact name of registrant as specified in its charter)

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Delaware	001-36715	56-2568057
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

1800 Bridge Parkway, Redwood City, CA	94065
(Address of principal executive offices)	(Zip code)

Kashif Rashid

General Counsel

650-433-3950

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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒         Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2018.

Section 1—Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

This Specialized Disclosure Report on Form SD (“Form SD”) of Nevro Corp. (“Nevro”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934 for the reporting period of January 1, 2018 to December 31, 2018.

A copy of Nevro’s Conflict Minerals Report is provided as Exhibit 1.01 to this Form SD and is publicly available at http://www.nevro.com/English/About-Us/Corporate-Governance/default.aspx.

Item 1.02 Exhibit

As specified in Section 2, Item 2.01 of this Form SD, Nevro is hereby filing its Conflict Minerals Report as Exhibit 1.01.

Section 2—Exhibit

The attached Exhibit 1.01, entitled “Nevro Corp. Conflict Minerals Report: For the Period from January 1, 2018 to December 31, 2018” is filed as an exhibit to this Form SD report.

Item 2.01 Exhibit

Exhibit No.	Description

1.01	Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

NEVRO CORP.

By:	/s/ Kashif Rashid	Date:	May 30, 2019

Kashif Rashid
General Counsel

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